Exhibit 99.1
Dobson Communications Announces Pricing of Tender Offer for Dobson
Cellular Systems, Inc.’s First Priority Senior Secured Floating Rate Notes Due
2011; Also Announces Receipt of Requisite Consents
OKLAHOMA CITY, May 19, 2006 — Dobson Communications Corporation (the “Company”)(Nasdaq:DCEL) announced today that its wholly owned subsidiary Dobson Cellular Services, Inc. (“Dobson Cellular”) has determined the price to be paid in its tender offer for any and all of its First Priority Senior Secured Floating Rate Notes due 2011 (CUSIP No. 256067AF6) (the “Notes”). The tender offer is subject to the terms and conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated May 8, 2006 (the “Statement”).
The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the consent time (5:00 p.m., New York City time, on Friday, May 19, 2006) is $1,038.45, which includes a consent payment of $30.00. The total consideration was determined by reference to a fixed spread of 50 basis points over the yield of the 2.50% U.S. Treasury Note due October 31, 2006, which yield was calculated at 2:00 p.m., New York City time, on May 19, 2006. The reference yield and the tender offer yield are 5.023% and 5.523%, respectively. Holders who validly tender their Notes after the consent time are not eligible to receive the consent payment.
The Company also announced that Dobson Cellular obtained the requisite consents to the proposed amendments to the tendered Notes and the indenture governing the Notes, described in more detail in the Statement, from the holders of a majority in aggregate principal amount of the outstanding Notes. As of 5:00 p.m., New York City time, today, tenders and consents had been received with respect to approximately 93% of the outstanding principal amount of the Notes.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on June 5, 2006, unless extended. The tender offer is subject to the satisfaction of certain conditions, including the condition that all conditions to the closing of the resale of the tendered Notes as Series B Notes have been satisfied or waived. Further details concerning the tender offer and consent solicitation are set forth in the Statement.
The Company has engaged Morgan Stanley & Co. Incorporated as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should be directed to Morgan Stanley toll-free at (800) 624-1808 or collect at (212) 761-1941 (attention: Francesco Cipollone). Requests for documents should be directed to Bondholder Communications Group, the Information and Tender Agent for the tender offer and consent solicitation, at (212) 809-2663 (attention: Denise Conway).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely by the Statement.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 11.9 million. The Company serves approximately 1.5 million customers. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains “forward-looking statements” that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820

2